Exhibit 10.1
[Company Letterhead]

November 29, 2022

Eric Shander

Re: Promotion and Salary Adjustment

Dear Eric:

In recognition of your excellent work and valued contributions, PowerSchool Group, LLC (the “Company”) is pleased to inform you of a promotion to the position of President and Chief Financial Officer, and a salary adjustment as detailed below.

Effective December 1, 2022, your new base salary will be $450,000 per year, less deductions and withholdings required or authorized by law and subject to the Company’s standard policies and conditions. This new rate will be paid by the Company in regular installments in accordance with its general payroll practices.

Assuming you are in continuously good standing through the bonus payment date, you will be eligible for an increased discretionary bonus based on your performance and company performance. Assuming you meet all performance expectations, we estimate your target bonus will be 75% of your base rate, less deductions and withholdings required or authorized by law. Bonus plans are subject to modification.

Your health, dental, vision, and other benefit plans will continue while your life insurance benefits and 401k contributions will be adjusted for your new rate.

Congratulations on the promotion! We thank you for your continued contributions and look forward to providing you with future professional opportunities.

Sincerely,

/s/ Jessica Cipollone

Jessica Cipollone
Director, Talent Operations

I acknowledge that I have received notification of the promotion and salary adjustment by the Company as described above. I further understand that, except as otherwise set forth in this letter, the terms of my employment and previously executed agreements with the Company remain unchanged.

11/29/2022
Date

/s/ Eric Shander
Signature Name: Eric Shander